EXHIBIT 5.1

LOEWS CORPORATION
667 Madison Avenue
New York, New York 10021-8087

November 17, 2005

Loews Corporation
667 Madison Avenue
New York, New York 10021-8087

Ladies and Gentlemen:

I am providing this opinion as General Counsel of Loews Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of its Common Stock, $1.00 par value (the "Shares"), to be offered pursuant to the Loews Corporation 2000 Stock Option Plan (the "Plan"). In connection therewith, I have examined or am otherwise familiar with the Company’s Certificate of Incorporation, the Company’s By-Laws, the Plan, the Company’s Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as I have deemed necessary for the purposes of this opinion. I hold options to purchase Shares under the Plan.

Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Gary W. Garson, Esq.
Senior Vice President,
Secretary and General Counsel